Exhibit 23.1
Consent of Independent Accountants
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 22, 1999 relating to the financial statements which appears in the 1998 Annual
Report on Form 10-K of 3Dfx Interactive, Inc.  for the year ended December 31,
 1998, as amended by 3Dfx Interactive, Inc.'s Annual Report on Form 10-K/A.
We also consent to the incorporation by reference of our report dated January 22, 1999 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K, as amended by the Annual Report on Form 10-K/A.

/s/ PricewaterhouseCoopers LLP

San Jose, California
September 2, 1999